Exhibit 99

June 15, 2009

Today the Board of Directors of Cardinal Bankshares Corporation announced it has reduced its semi-annual dividend to $.08 cents per share of common stock. This is a reduction of 73% from the June 30, 2008 payment of $.29 cents.

In uncertain economic times such, as the ones we are in now, there are limited ways a corporation can maintain capital or raise capital when needed. “It is the intent of the board and management to keep Cardinal in a strong capital position. While we agonize over a dividend reduction, we feel it is a prudent decision in these extraordinary times,” stated Leon Moore, Chairman of the Board. He added, “While Cardinal remains well capitalized with strong liquidity we feel it is prudent to retain a more significant share of earnings as extra precaution from future economic turbulence.”

We believe our loan portfolio remains in good condition and well collateralized, but the economic impact on our customers is still uncertain. We believe a conservative approach to our capital base is important.

The declining interest rates have also had a major impact on interest margins and earnings.

The Board will continue to evaluate our position in the second half of 2009. The $.08 cents per share cash dividend will be paid on June 30, 2009 to shareholders of record on June 25, 2009.